Advance Auto Parts 5673 Airport Road Roanoke, VA 24012

                        News Release

Contact:
Sheila Stuewe

sstuewe
@advanceautoparts.com

Direct (540) 561-8450

ADVANCE AUTO PARTS REPORTS RECORD FIRST QUARTER 2004 RESULTS
Comparable Store Sales Grew 6.9%
First Quarter EPS of $0.68

Roanoke, Virginia, May 19, 2004 – Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive parts and accessories, today announced record revenue and earnings for its first quarter ended April 24, 2004.

Sales increased 11.6% in the first quarter to $1.1 billion from $1.0 billion in the same quarter last year. Comparable store sales grew 6.9% in the first quarter versus 1.1% in the same quarter last year. Sales to both the do-it-yourself (DIY) and commercial customers were strong as DIY comparable store sales grew 4.5% and comparable commercial sales were up 19.3%.

Due to the positive impact of category management initiatives and supply chain leverage, gross margin increased 26 basis points to 46.4% of net sales in the first quarter versus 46.1% for the same quarter last year. Selling, general and administrative (SG&A) expenses declined by 20 basis points to 38.4% of net sales. SG&A expenses for the prior year were 38.6% of net sales, excluding merger and integration costs associated with the Discount Auto Parts acquisition, and 38.9% of net sales on a GAAP basis. First quarter operating margins rose to 8.0% of net sales compared to operating margins of 7.6% for the same quarter of the prior year, which excluded the merger and integration costs, and GAAP operating margins of 7.2%.

Net earnings for the first quarter of 2004 increased to $51.3 million. Earnings per diluted share rose 38.8% to $0.68 in the 2004 first quarter over comparable earnings per diluted share of $0.49 in the first quarter last year. The 2003 first quarter GAAP earnings per diluted share were $0.07 and included expenses of $0.39 per diluted share resulting from the early redemption of previously outstanding notes and debentures and $0.03 per diluted share associated with the Discount Auto Parts’ integration.

Advance Auto Parts
First Quarter 2004 Results - Page 2

In 2003, the Company used comparable results, which are non-GAAP measures because they excluded the expenses associated with the Discount Auto Parts’ integration and the early redemption of notes and debentures, as reconciled on the accompanying financial tables. The Company used these non-GAAP measures as an indication of its earnings from its core operations and believes they are important to the Company’s stockholders because of the nature and significance of the excluded expenses.

Commenting on the first quarter results, Larry Castellani, Chairman and Chief Executive Officer, said, “Our team is focused on executing our numerous initiatives to serve our customers better than ever. We are seeing returns on the investments we have made in category management, our national advertising program, and our new 2010 store format.”

“During the quarter, we completed the roll-out of our proprietary POS and electronic parts catalog system, which we refer to as APAL, ahead of schedule and it’s already contributing to our results,” he added. “By putting the right tools at our team members’ fingertips, we expect to generate an even higher level of customer service and build customer loyalty.”

In the first quarter, the Company generated free cash flow of $64 million as defined on the accompanying financial tables. As a result of this strong free cash flow, the Company repaid $65 million in debt, bringing its debt level to $380 million at the end of the first quarter. The Company uses free cash flow as a measure of its liquidity and believes it is a useful indicator to stockholders of its ability to implement its growth strategies and service its debt.

During the quarter, the Company opened 20 new stores, closed six under-performing stores, and relocated five stores, resulting in a store count of 2,553 stores at April 24, 2004. The Company anticipates opening 125 to 135 stores for the 2004 year.

Guidance

The Company increased its earnings per diluted share guidance for 2004 to a range of $2.53 to $2.58 compared to prior guidance of $2.50 to $2.55, reflecting the Company’s first quarter $0.03 above-guidance results. Guidance for the remainder of the year is based on achieving mid-single-digit comparable store sales growth, a slight increase in gross margin and a proportionate decline in its S,G&A expenses, resulting in earnings per diluted share guidance in the range of $0.69 to $0.72 for the second quarter, $0.70 to $0.73 for the third quarter.

The Company also announced it has identified a location for a new distribution center to better serve its growing store count in the northeast. Pending the successful completion of due diligence, the purchase of this facility is anticipated to occur in the second quarter and open in the spring of 2005. As a result, the Company is modifying its guidance for free cash flow in 2004 to $130 million from the previous guidance of $180 million, to reflect the anticipated cost of approximately $50 million.

Annual Meeting Announcements

The Company's Annual Meeting of Stockholders was held today. At the meeting, stockholders:

•	Elected all of the nominees to the Company’s board of directors, including:
• John C. Brouillard
• Lawrence P. Castellani
• Gilbert T. Ray
• John M. Roth
• Carlos A. Saladrigas
• William L. Salter
• Francesca Spinelli, Ph.D
• Nicholas F. Taubman
•	Approved an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock to 200 million shares
•	Approved the 2004 Long-Term Incentive Plan; and
•	Ratified the audit committee’s appointment of Deloitte & Touche LLP as the Company’s independent public auditors.

Board of Directors Announcements

The board of directors today announced the following:

•	John C. Brouillard, Director and Chief Administrative and Financial Officer of H.E. Butt Grocery Company, a large supermarket chain headquartered in Texas, was appointed to serve on the Company’s audit committee.
•	William L. Salter was elected Lead Director. Mr. Salter has been a member of the Company's board of directors since 1999 and has served on the nominating and corporate governance committee as well as the compensation committee. He is the retired President of the Specialty Retail Division of Sears, Roebuck and Co.

Advance Auto Parts
First Quarter 2004 Results - Page 3

Castellani stated, “I am delighted to welcome John Brouillard to our board of directors and audit committee. His retail experience and strong financial background will prove invaluable as Advance Auto continues to build market share and strives to be the best in the automotive aftermarket industry. We also look forward to the contributions that Bill Salter will make as lead director. His knowledge and experience in specialty retail will continue to guide Advance Auto Parts to higher levels of customer service and satisfaction.”

Investor Conference Call

The Company will host a conference call tomorrow, May 20, 2004, at 8:00 a.m. Eastern Daylight Time to discuss its first quarter results. To listen to the live web cast, please log on to http://www.advanceautoparts.com or dial 1-800-599-9795. The call will be archived on the Company’s website http://www.advanceautoparts.com until May 20, 2005. There will not be a telephonic replay available.

Headquartered in Roanoke, Va., Advance Auto Parts is a leading retailer of automotive parts in the United States. At April 24, 2004, the Company had 2,553 stores in 39 states, Puerto Rico and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this news release are forward-looking statements. These statements discuss, among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance, including our future free cash flow and earnings per share. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, and other risk factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these forward-looking statements. The Company intends these

Advance Auto Parts
First Quarter 2004 Results - Page 4

forward-looking statements to speak only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.

-Financial Tables To Follow-

_________________

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 24, 2004	January 3, 2004	April 19, 2003

Assets
Current assets:
Cash and cash equivalents	$12,867	$11,487	$24,738
Receivables, net	94,299	84,799	101,483
Inventories, net	1,174,001	1,113,781	1,066,366
Other current assets	24,254	16,387	42,936

Total current assets	1,305,421	1,226,454	1,235,523
Property and equipment, net	710,503	712,702	716,804
Assets held for sale	21,113	20,191	26,394
Other assets, net	26,243	23,724	11,130

	$2,063,280	$1,983,071	$1,989,851

Liabilities and Stockholders’ Equity
Current liabilities:
Bank overdrafts	$26,942	$31,085	-
Current portion of long-term debt	5,615	22,220	20,775
Financed vendor accounts payable	32,526	-	-
Accounts payable	603,148	568,275	520,472
Accrued expenses	187,646	173,818	200,508
Other current liabilities	66,658	58,547	35,779

Total current liabilities	922,535	853,945	777,534
Long-term debt	374,385	422,780	660,314
Other long-term liabilities	77,468	75,102	65,857
Total stockholders’ equity	688,892	631,244	486,146

	$2,063,280	$1,983,071	$1,989,851

NOTE: These preliminary condensed consolidated balance sheets do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Sixteen Week Periods Ended
(in thousands, except per share data)
(unaudited)

	April 24, 2004	April 19, 2003

	GAAP	GAAP	Merger and Integration Expenses		Comparable 2003

Net sales	$1,122,918	$1,005,968	$-		$1,005,968
Cost of sales, including purchasing and warehousing costs	602,020	541,979	-		541,979

Gross profit	520,898	463,989	-		463,989
Selling, general and administrative expenses	430,876	391,369	(3,381	) (a)	387,988

Operating income	90,022	72,620	3,381		76,001

Other, net:
Interest expense	(6,317)	(19,340)	-		(19,340)
Loss on extinguishment of debt	(244)	(46,887)	46,887	(b)	-
Other income, net	25	60	-		60

Total other, net	(6,536)	(66,167)	46,887		(19,280)

Income before provision for income taxes and
income on discontinued operations	83,486	6,453	50,268		56,721
Provision for income taxes	32,143	2,485	19,353	(c)	21,838

Income from continuing operations	51,343	3,968	30,915		34,883
Discontinued operations:
(Loss)/income from operations of discontinued
wholesale distribution network	(85)	1,744	-		1,744
(Benefit)/provision for income taxes	(33)	671	-		671

Income on discontinued operations	(52)	1,073	-		1,073

Net income	$51,291	$5,041	$30,915		$35,956

Net income per basic share from:
Income before income on discontinued operations	$0.69	$0.06	$0.43		$0.49
Income on discontinued operations	-	0.01	-		0.01

	$0.69	$0.07	$0.43		$0.50

Net income per diluted share from:
Income before income on discontinued operations	$0.68	$0.06	$0.42		$0.48
Income on discontinued operations	-	0.01	-		0.01

	$0.68	$0.07	$0.42		$0.49

Average common shares outstanding ( d )	73,992	71,806	71,806		71,806
Dilutive effect of stock options	1,924	1,432	1,432		1,432

Average common shares outstanding - assuming dilution	75,916	73,238	73,238		73,238

(a)	Represents the merger and integration expenses associated with the integration of the Discount Auto Parts operations.
(b)	This adjustment reflects the deferred loan costs, unamortized discounts and the premiums paid upon the early redemption of our outstanding senior discount notes and senior discount debentures.
(c)	This adjustment reflects the tax impact for the items in ( a ) and ( b ) at a 38.5% effective tax rate.
(d)	Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter ended. At April 24, 2004 and April 19, 2003, we had 74,148 and 72,662 shares outstanding, respectively.

Note:	The preliminary condensed consolidated statements above titled “GAAP” have been prepared on a basis consistent with our previously issued finanical statements filed on Form 10-Q for the respective quarter, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Sixteen Week Periods Ended
(in thousands)
(unaudited)

	April 24, 2004	April 19, 2003

Cash flows from operating activities:
Net income	$51,291	$5,041
Depreciation	31,338	30,524
Loss on extinguishment of debt	244	46,887
Provision for deferred income taxes	3,077	3,137
Other non-cash adjustments to net income	4,160	6,304
Decrease (increase) in :
Receivables, net	(9,500)	1,091
Inventories, net	(60,220)	(17,563)
Other assets	(11,211)	(7,948)
Increase (decrease) in :
Accounts payable	34,873	49,732
Accrued expenses	12,755	(1,289)
Other liabilities	4,233	1,588

Net cash provided by operating activities	61,040	117,504

Cash flows from investing activities:
Purchases of property and equipment	(32,005)	(30,312)
Proceeds from sales of property and equipment	2,497	6,933

Net cash used in investing activities	(29,508)	(23,379)

Cash flows from financing activities:
Increase (decrease) in bank overdrafts	(4,143)	(869)
Increase in financed vendor accounts payable	32,526	-
Early extinguishment of debt	(60,000)	(406,374)
Net borrowings under the credit facility	(5,000)	348,300
Payment of debt related costs	-	(36,895)
Proceeds from the exercise of stock options	3,089	10,080
Other net financing activities	3,376	2,486

Net cash used in financing activities	(30,152)	(83,272)

Increase in cash and cash equivalents	1,380	10,853
Cash and cash equivalents, beginning of period	11,487	13,885

Cash and cash equivalents, end of period	$12,867	$24,738

Note:	These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously presented statements of cash flows and do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
(in thousands)
(unaudited)

	April 24, 2004	April 19, 2003

Cash flows from operating activities	$61,040	$117,504
Cash flows from investing activities	(29,508)	(23,379)

	31,532	94,125

Establishment of financed vendor
accounts payable	32,526	-
Payment of debt costs associated
with early redemption (a)	-	(36,895)

Free cash flow	$64,058	$57,230

(a)	Represents the cash expense associated with the early redemption of the high interest bearing notes and debentures in the first quarter of 2003.